EXHIBIT 5(a)


                         INVESTMENT MANAGEMENT AGREEMENT


This Agreement made by and between Hartford Small Company Fund, Inc., a Maryland corporation (the "Fund") and The Hartford Investment Management Company, a Connecticut corporation (the "Manager").

WITNESSETH:

     WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the services to be performed by the Manager for the Fund and terms and conditions under which such services will be performed.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

      1. The Fund hereby employs the Manager to serve as investment adviser to the Fund. Subject to the supervision and control of the Fund's Board of Directors, the Manager will provide investment management supervision to the Fund, as hereinafter generally described, in accordance with the Fund's investment objectives, investment policies and investment restrictions as they shall exist form time to time. The Manager shall:

            (a) Engage, subject to consultation with the Fund's Board of Directors, the services of one or more firms to serve as sub-investment adviser to the Fund (the "Sub-Investment Adviser").

            (b) Review from time to time the investment policies and restrictions of the Fund in the light of the Fund's performance and otherwise and, if the Manager concludes after consultation with the Fund's Sub-Investment Adviser that any changes therein are appropriate, recommend such changes to the Fund's Board of Directors for its consideration.

            (c) Supervise the investment program prepared for the Fund by the Sub-Investment Adviser and submitted to the Manager as well as any changes therein.

            (d) Monitor on a continuing basis the performance of the Fund's portfolio securities.

            (e)    Provide, or arrange for the provision of, such economic and

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                   statistical data relating to the Fund and its portfolio as the Manager shall determine or as may be requested by the Fund's Board of Directors.

            (f) Provide the Fund's Board of Directors with such information concerning important economic and political developments as the Manager shall deem appropriate or as shall be requested by the Fund's Board of Directors.

      2. As compensation for the services rendered by the Manager, the Fund shall pay to the Manager as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:


                   ASSETS                            ANNUAL FEE
                   ------                            ----------
                   On First $250 million               .575%
                   On Next $250 million                .525%
                   On Next $500 million                .475%
                   Over $1 billion                     .425%


            The Manager shall waive its fees until the Fund's assets (excluding assets contributed by companies affiliated with the Manager) reach $20 million.

            If it is necessary to calculate the fee for a period of time which is less than a month, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Fund's daily net asset value on the close of business for the period in question, and (iii) paid within a reasonable time after the close of such period.

      3. The Manager will pay and will be solely responsible for the payment of the fees of the Sub-Investment Adviser for the performance of its services.

      4. The Manager shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as the Manager shall have acted in good faith and with due care; provided, however, that the Manager shall be liable for its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.


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       5.   (a)   This Agreement shall be effective on [____ , 1996] and shall continue in effect for a period of two years from that date. This Agreement, unless sooner terminated in accordance with 5(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (2) in either event, by the vote of a majority of the members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

            (b) This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Directors of the Fund or by a vote of a majority of the Fund's outstanding voting securities, on sixty days' prior written notice to the Manager; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Manager on sixty days' prior written notice to the Fund, but such termination will not be effective until the Fund shall have contracted with one or more persons to serve as a successor Manager for the Fund and such person(s) shall have assumed such position.

            (c) As used in this Agreement, the terms "assignment", "interested person" and "vote of majority of the Fund's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

            (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party's current address.

      6. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm individual or association.


      7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day ___ of _________, 1996.


                        HARTFORD SMALL COMPANY FUND, INC.


ATTEST:

                                                  By:
--------------------------                           --------------------------
   Secretary
                                                         Its


                  THE HARTFORD INVESTMENT MANAGEMENT COMPANY


ATTEST:

                                                   By:
--------------------------                           --------------------------
  Secretary
                                                         Its


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